Exhibit 10.2
TERMS OF AGREEMENT
CONVERSION OF PARTICIPATING INTEREST BY RICHFIRST
Background
(A)	Ivanhoe Energy Inc. (“Ivanhoe”), Pan-China Resources Ltd (“Pan-China”), Sunwing Energy Ltd (“Sunwing”) and Richfirst Holdings Limited (“Richfirst”) are parties to a farmout agreement dated 18 January 2004 as supplemented and amended by three supplemental agreements dated 15 December 2005, 17 January 2006 and 17 February 2006 respectively (the “Farmout Agreement”) relating to the acquisition by Richfirst from Pan-China of a participating interest in, and representing 40% of, the contractor’s rights and obligations in a petroleum development and production sharing contract dated 8 September 1997 between Pan-China and China National Petroleum Corporation (as amended) for the development and production of petroleum in the Kongnan Block, Dagang Oilfield, the People’s Republic of China.

(B)	The Parties hereto have agreed that the value of Richfirst’s Participating Interest as at the date of this Agreement is equal to the sum of US$27,386,135.

(C)	Pursuant to the Farmout Agreement, Richfirst has the right, amongst others, to convert its Participating Interest into Ivanhoe Shares.

(D)	Ivanhoe, Pan-China, Sunwing and Richfirst have agreed terms and conditions regarding the conversion of Richfirst’s Participating Interest into (i) Ivanhoe Shares and (ii) a loan repayable by Ivanhoe to Richfirst.

(E)	Unless the context otherwise requires, terms defined in the Farmout Agreement shall have the same meaning when used herein.
Agreement between the Parties
1.	Conversion into and sale of Ivanhoe Shares

1.1	Richfirst shall, and is hereby deemed to have exercised its conversion rights pursuant to the Farmout Agreement to, convert US$20,000,000 of the value of its Participating Interest into Ivanhoe Shares (the “Conversion Shares”).

1.2	The number of Conversion Shares shall be determined by dividing the sum of US$20,000,000 by the Ivanhoe Conversion Price. The Ivanhoe Conversion Price shall be US$2.3279 per Conversion Share and the total number of Conversion Shares to be issued to Richfirst shall be 8,591,434 Ivanhoe Shares.

1.3	The Conversion Shares shall rank pari passu with all other issued or outstanding Ivanhoe Shares and shall be issued free of any encumbrances and all other third party rights of whatsoever nature.

1.4	Ivanhoe shall issue the Conversion Shares and deliver the relevant share certificate in respect of the Conversion Shares to Richfirst within 14 days of the date hereof.

1.5	During the period of 12 months immediately following the date hereof, Richfirst shall not:

(A)	during any period of five consecutive trading days, sell more than 250,000 Conversion Shares; and

(B)	during any period of 20 consecutive trading days, sell more than 750,000 Conversion Shares.
2.	Loan due from Ivanhoe to Richfirst

2.1	The remaining balance of the value of Richfirst’s Participating Interest of US$7,386,135 shall not be converted into Ivanhoe Shares and, instead, the amount shall be, and is hereby assumed and taken up by Ivanhoe to be, an amount due and repayable by Ivanhoe to Richfirst as a loan (the “Ivanhoe Loan”) and the Ivanhoe Loan shall rank pari passu with all other unsecured and unsubordinated obligations of Ivanhoe.

2.2	Subject to Clause 3, the Ivanhoe Loan shall be repayable by Ivanhoe to Richfirst by 35 instalments of US$205,000 each and a final instalment of US$211,135 without any set-off or counterclaim and free of any withholding or other deduction whatsoever unless required by law, in which event Ivanhoe shall pay to Richfirst such additional amount as shall result in the receipt by Richfirst of the full amount which will otherwise have been receivable by Richfirst.

2.3	The first instalment of the Ivanhoe Loan shall be timely paid by Ivanhoe to Richfirst on 31 March 2006 and each subsequent instalment shall be timely paid by Ivanhoe to Richfirst on the last day of each following month, and if such day is not a Business Day then on the immediately preceding Business Day. Details of the bank account to which such payments are to be remitted from time to time shall be provided in writing by Richfirst to Ivanhoe.

2.4	Except for any default in payment, the Ivanhoe Loan shall not bear any interest. Any amount in default shall bear interest at a rate of 5% per annum from the date of due payment until the date of actual payment.
3.	Conversion of Ivanhoe Loan into Sunwing Shares

3.1	If, during the repayment period of the Ivanhoe Loan, Sunwing, or a company owning all of the issued and outstanding shares of Sunwing, (the “Listed Sunwing Entity”) effects a transaction whereby the Listed Sunwing Entity issues its shares (“Sunwing Shares”) and obtains a listing of such shares on the New York Stock Exchange or NASDAQ (or such other exchange as shall be approved in writing by Richfirst) (“Qualifying Sunwing Listing Transaction”), Ivanhoe may, on giving written notice (the “Subscription Notice”) to Richfirst not more than 20 days but not less than 10 days prior to the completion of the Qualifying Sunwing Listing Transaction, require Richfirst to apply the whole amount of the Ivanhoe Loan (or such amount thereof as shall be outstanding at the date of the Subscription Notice) to subscribe for Sunwing Shares (the “Subscription Shares”) in the Qualifying Sunwing Listing Transaction. Ivanhoe may not exercise its right under this Clause 3 more than once.

3.2	The subscription price payable by Richfirst in respect of each Subscription Share shall be a price equal to the issue price of each Sunwing Share issued in the Qualifying Sunwing Listing Transaction, less a 10% discount (the “Subscription Price”).

3.3	The total number of Subscription Shares to be issued to Richfirst in the event of a Qualifying Sunwing Listing Transaction shall be determined by dividing the amount of the Ivanhoe Loan outstanding at the date of the Subscription Notice by the Subscription Price.

3.4	If the Subscription Price is not an amount in Dollars, then the Subscription Price shall be converted into Dollars by reference to the average (mean) 10 a.m. spot rates quoted by the Federal Reserve Bank of New York and published on its official website for the currency in which the Subscription Price is calculated and Dollars for the 30 day period immediately preceding the date of the Subscription Notice.

3.5	Richfirst shall subscribe for the Subscription Shares in respect of the Qualifying Sunwing Listing Transaction with the benefit of the relevant prospectus, offering memorandum, listing document or public disclosure document issued by the Listed Sunwing Entity in respect of the Qualifying Sunwing Listing Transaction.

3.6	The Subscription Shares issued to Richfirst pursuant to this Clause 3 shall not be subject to any lock up or disposal restrictions except as may be imposed under applicable law.
4.	Reassignment of Participating Interest

As a result of the conversion of its Participating Interest into the Conversion Shares and the Ivanhoe Loan on the date hereof, Richfirst shall be deemed to have re-assigned its Participating Interest to Pan-China and the Parties hereto acknowledge and confirm that Richfirst shall cease to have any right to any revenue arising from or any obligation for the payment of any costs or expenses or other liability in respect of or attributable to such Participating Interest.
5.	Date

The date of this Agreement is 18 February 2006.
6.	Agreement

The Parties hereto mutually agree with the terms and conditions set out above and acknowledge their agreement and acceptance by signing below.

Agreed and accepted:	Agreed and accepted:

/s/ Patrick Chua	/s/ Patrick Chua

Ivanhoe Energy Inc.	Pan-China Resources Ltd

Agreed and accepted:	Agreed and accepted:

/s/ Patrick Chua	/s/ Zhang Ji Jing

Sunwing Energy Ltd	Richfirst Holdings Limited